ENCYSIVE PHARMACEUTICALS INC.
FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE
for Cash
Any and All Outstanding
2.50% Convertible Senior Notes due 2012
(CUSIP Numbers: 29256XAA5 and 29256XAB3)*

THE PUT OPTION (AS DEFINED BELOW) AND RELATED OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 2008, UNLESS THE PUT OPTION IS EXTENDED BY ENCYSIVE PHARMACEUTICALS INC. PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “EXPIRATION TIME”). HOLDERS MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE FUNDAMENTAL CHANGE PURCHASE PRICE. NOTES TENDERED MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.
April 30, 2008
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
          In connection with the offer by Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”), to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes due 2012 (the “Notes”) upon the terms and subject to the conditions set forth in the Fundamental Change Notice and Offer to Purchase of the Company dated April 30, 2008 (as the same may be amended or supplemented from time to time, the “Notice”), and the related letter of transmittal (the “Letter of Transmittal”), The Bank of New York Trust Company, N.A. has been appointed as the Paying Agent by the Company. The Notice is being furnished to you as the holder of the Notes.
          Each holder of the Notes has the option (the “Put Option”) to require the Company to purchase on June 16, 2008, the Fundamental Change Purchase Date, each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, together with accrued and unpaid interest to, but excluding June 16, 2008, subject to the terms and conditions of the Indenture, dated as of March 16, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee, relating to the Notes, the Notes and the Notice and related notice materials, all as amended and supplemented from time to time.
          Only Notes validly tendered and not properly withdrawn will be purchased. The Put Option and related offer to purchase is not conditioned on any minimum number of Notes being tendered.
          YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. THE PUT OPTION AND RELATED OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 2008, UNLESS THE PUT OPTION IS EXTENDED BY THE COMPANY.
          HOLDERS WILL NOT BE ABLE TO TENDER NOTES BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE PUT OPTION AND

*	No representation is made as to the accuracy of any CUSIP numbers.

RELATED OFFER TO PURCHASE, HOLDERS MUST TENDER THEIR NOTES BY THE EXPIRATION TIME.
          A tender will be deemed to have been received only when the Paying Agent receives both (i) either a properly completed and duly executed copy or facsimile of the Letter of Transmittal or a duly completed Agent’s Message through the facilities of DTC at the Paying Agent’s applicable DTC account and (ii) confirmation of book-entry transfer of the Notes into the Paying Agent’s applicable DTC account in accordance with DTC’s procedures for such transfer.
          For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	The Notice;

2.	A letter that you may send to your clients for whose accounts you hold the Notes registered in your name or in the name of your nominee, with an instruction form for obtaining such clients’ instructions with regard to the Put Option and related offer to purchase; and

3.	The Letter of Transmittal for your use and for the information of your clients.
          The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee, other than the Paying Agent, in connection with the Put Option and related offer to purchase. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Notes held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any transfer taxes applicable to its purchase of the Notes except as otherwise provided in the Notice and the Letter of Transmittal.
          None of the Company (or its management or Board of Directors), the Paying Agent or their respective affiliates makes any recommendation to any holder of any of the Notes as to whether to tender any such Notes. The Company has not authorized any person to make any such recommendation. Holders of the Notes should carefully evaluate all information in the Notice and Letter of Transmittal, consult their own investment and tax advisors, and make their own decisions about whether to tender such Notes and, if so, how many Notes to tender. Any questions related to the Notice or the Letter of Transmittal and requests for assistance may be directed to the Paying Agent identified on and at its address and telephone number set forth on the cover page of the Notice.
          Additional copies of the enclosed material may be obtained from the Paying Agent by calling it at the number set forth on the cover page of the Notice.

Very truly yours, ENCYSIVE PHARMACEUTICALS INC.
          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE PAYING AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE PUT OPTION AND RELATED OFFER TO PURCHASE OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Encls.

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